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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:

(Date of earliest event reported)

October 4, 2021

Research Solutions, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or other Jurisdiction of Incorporation)

0-53501	11-3797644
(Commission File Number)	(IRS Employer Identification No.)

N/A

(Address of Principal Executive Offices and zip code)

(310) 477-0354

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each Exchange on which registered
Common stock, $0.001 par value	RSSS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 4, 2021, the Compensation Committee of the Registrant’s Board of Directors approved the Registrant’s entry into an Amended and Restated Employment Agreement with Roy W. Olivier (the “Olivier Agreement”) pursuant to which Mr. Olivier will serve as the Registrant’s Chief Executive Officer and President for a term of three years. Mr. Olivier will receive an annual base salary of $371,520 and is eligible to participate in the Registrant’s executive bonus plan as determined by the Registrant’s Board of Directors. Upon the termination of Mr. Olivier employment for any reason, Mr. Olivier will receive his accrued but unpaid salary and vacation pay through the date of termination and any other benefits accrued to him under any benefit plans outstanding at such time, any earned but unpaid bonus, and the reimbursement of documented, unreimbursed expenses incurred prior to such date. Upon the Registrant’s termination of Mr. Olivier employment without Cause (as defined in the Olivier Agreement) or upon Mr. Olivier’s termination of his employment for Good Reason (as defined in the Olivier Agreement) prior to the end of the expected three-year term of the Olivier Agreement, Mr. Olivier shall also receive cash payments (based on his base salary pro-rated for the applicable period) over the lesser of (i) 18 months following the termination date and (ii) the period from the termination date through the end of the expected three-year term, payable in the form of salary continuation. Mr. Olivier will also receive a pro-rated bonus, if any, payable at the same time that the bonus would be paid if he had remained employed. All payments to Mr. Olivier under the Olivier Agreement are subject to withholding of applicable taxes. Mr. Olivier will also be subject to non-solicitation and non-competition covenants for a period of two years following the termination of his employment with the Registrant.

On October 4, 2021, the Registrant issued a press release entitled “Research Solutions Appoints Roy W. Olivier as President and Chief Executive Officer” which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On October 4, 2021, Alan Urban resigned as the Registrant’s Chief Financial Officer and Secretary. Mr. Urban will continue to provide transition services for an undetermined period.

On October 4, 2021, the Compensation Committee of the Registrant’s Board of Directors approved the Registrant’s entry into an Employment Agreement with William Nurthen (the “Nurthen Agreement”) pursuant to which Mr. Nurthen, age 48, will serve as the Registrant’s Chief Financial Officer. Mr. Nurthen will receive an annual base salary of $284,000 and is eligible to participate in the Registrant’s executive bonus plan as determined by the Registrant’s Board of Directors, with a target bonus of $184,000. Upon the termination of Mr. Nurthen’s employment for any reason, Mr. Nurthen will receive his accrued but unpaid salary and vacation pay through the date of termination and any other benefits accrued to him under any benefit plans outstanding at such time, any earned but unpaid bonus, and the reimbursement of documented, unreimbursed expenses incurred prior to such date. Upon the Registrant’s termination of Mr. Nurthen’s employment without Cause (as defined in the Nurthen Agreement) or upon Mr. Nurthen’s termination of his employment for Good Reason (as defined in the Nurthen Agreement), Mr. Nurthen shall also receive 12 months of his base salary, payable in the form of salary continuation. All payments to Mr. Nurthen under the Nurthen Agreement are subject to withholding of applicable taxes. Mr. Nurthen will also be subject to non-solicitation and non-competition covenants for a period of two years following the termination of his employment with the Registrant. In connection with his employment as the Registrant’s Chief Financial Officer the Compensation Committee of the Registrant’s Board of Directors also approved the grant of 100,000 shares of restricted stock to Mr. Nurthen, vesting 25% on the first anniversary of the grant date and 1/16th on the last day of each quarter thereafter until fully vested, subject to continuous service with the Registrant.

Mr. Nurthen joins the Registrant with more than 14 years of experience as a Chief Financial Officer, including most recently at Endeavor Business Media, a B2B media publisher. Prior to that, Mr. Nurthen served as Chief Financial Officer at ARI Network Services from 2013 through 2019. He is a graduate of the University of Notre Dame and earned his MBA from Kellogg School of Management at Northwestern University.

On October 5, 2021, the Registrant issued a press release entitled “Research Solutions Announces Executive Management Change – William Nurthen to join as Chief Financial Officer” which is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description

99.1	Press Release issued October 4, 2021 entitled “Research Solutions Appoints Roy W. Olivier as President and Chief Executive Officer”.
99.2	Press Release issued October 5, 2021 entitled “Research Solutions Announces Executive Management Change – William Nurthen to join as Chief Financial Officer”.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESEARCH SOLUTIONS, INC.

Date: October 5, 2021	By:	/s/ Roy W. Olivier
Roy W. Olivier
Chief Executive Officer and President

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